FRESH AMERICA CORP.                                                 EXHIBIT 11.1

Computation of Earnings per Common Share
(In thousands, except per share amounts)

                                                      Quarter ended       Nine months ended
                                                    ------------------   ------------------
                                                    Sept. 29, Sept. 27,  Sept. 29, Sept. 27,
                                                      1995      1996       1995       1996
                                                    ------------------    -------    -------
Income applicable to common stock ...............   $   324    $   811    $ 1,296    $ 2,565
                                                    =======    =======    =======    =======
Computation of weighted average common shares:
  Weighted average common shares outstanding ....     3,518      3,642      3,518      3,518
  Options exercised .............................      --           56       --           89
  Assumed common shares issued upon exercise
  of stock options ..............................       281        363        281        313
    Less shares assumed repurchased with proceeds      (139)      (124)      (139)       (92)
  Assumed conversion of Common stock purchase
  warrants, net new shares issued ...............        59       --           59         90
                                                    -------    -------    -------    -------
                                                      3,719      3,937      3,719      3,918
                                                    =======    =======    =======    =======
Earnings per common share .......................   $  0.09    $  0.21    $  0.35    $  0.65
                                                    =======    =======    =======    =======